As filed with the Securities and Exchange Commission on September 2, 2008

Registration No. 333-130114

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 11

to
Form S-11

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hines Real Estate Investment Trust, Inc.
(Exact name of registrant as specified in governing instruments)

2800 Post Oak Boulevard Suite 5000 Houston, Texas 77056-6118 (888) 220-6121 (Address, including zip code, and telephone number, including, area code, of principal executive offices)	Charles N. Hazen 2800 Post Oak Boulevard Suite 5000 Houston, Texas 77056-6118 (888) 220-6121 (Name and address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Judith D. Fryer, Esq.
Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
(212) 801-9200

Approximate date of commencement of proposed sale to the public:  as soon as practicable after this registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Deregistration of Securities

On June 30, 2008, Hines Real Estate Investment Trust, Inc. (the “Registrant”) terminated the offering (the “Offering”) covered by the registration statement on Form S-11 (File No. 333-130114, the “Registration Statement”), which was declared effective June 19, 2006 and relates to the Registrant’s public offering of $2,000,000,000 in shares of common stock on a best efforts basis and $200,000,000 in shares to be issued pursuant to the Registrant’s dividend reinvestment plan. In accordance with the Registrant’s undertaking pursuant to Item 512(a)(3) of Regulation S-K, the Registrant is filing this Post-Effective Amendment No. 11 to the Registration Statement to remove from registration all shares of its common stock that were registered hereunder but remained unsold at the termination of the Offering.

As of the termination of the Offering, the Registrant had received gross offering proceeds of $1.5 billion pursuant to the Offering, including $90.5 million relating to shares sold under the Registrant’s dividend reinvestment plan. By filing this Post-Effective Amendment No. 11 to the Registration Statement, the Registrant removes from registration $728.1 million in shares that were registered under the Registration Statement and remained unsold at the termination of the Offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas on September 2, 2008.

Hines Real Estate Investment Trust, Inc

By: /s/ Charles N. Hazen
Charles N. Hazen
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board of Directors	September 2, 2008
Jeffrey C. Hines

*	President and Chief Executive Officer	September 2, 2008
Charles N. Hazen

*	Chief Financial Officer	September 2, 2008
Sherri W. Schugart

/s/ Frank R. Apollo	Vice President - Finance; Treasurer and Secretary	September 2, 2008
Frank R. Apollo

/s/ Ryan T. Sims	Chief Accounting Officer	September 2, 2008
Ryan T. Sims

*	Director	September 2, 2008
Charles M. Baughn

*	Director	September 2, 2008
George A. Davis

*	Director	September 2, 2008
Thomas A. Hassard

*	Director	September 2, 2008
C. Hastings Johnson

*	Director	September 2, 2008
Stanley D. Levy

/s/ Paul B. Murphy Jr.	Director	September 2, 2008
Paul B. Murphy Jr.

*By:	/S/ Frank R. Apollo
Frank R. Apollo
Attorney-in-fact